Exhibit 10.32
WOLVERINE WORLD WIDE, INC.
409A SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PARTICIPATION AGREEMENT
BLAKE W. KRUEGER (“Employee”) previously has been designated by WOLVERINE WORLD WIDE, INC. (“Employer”) as a Participant in the Wolverine World Wide, Inc. Supplemental Executive Retirement Plan, as then in effect and as modified from time to time (“SERP Plan”). As of December 11, 2008, Employer adopted and the Employee became a Participant in the 409A Supplemental Executive Retirement Plan (“Comprehensive SERP Plan”) that replaces the SERP Plan and covers all of Employee’s accrued benefits under the SERP Plan. Therefore, Employer and Employee agree as follows:
1. Participation Date. Employee became a Participant in the SERP Plan effective January 1, 1996. Employee agrees that the terms of the Comprehensive SERP Plan apply to all benefits accrued under the SERP Plan.
2. Years of Service. Employee’s commencement date for purposes of computing Years of Service under the Comprehensive SERP Plan is April 27, 1993. Employee also has been credited previously with an additional three (3) deemed Years of Service. Effective April 19, 2007, and continuing thereafter while the Employee remained a Participant in the SERP Plan and is a Participant in the Comprehensive SERP Plan, the Employee will be credited with one (1) additional deemed Year of Service on the same date that the Employee is credited with each Year of Service as a Participant. By way of example only, in March 2007, when the Employee was credited with one Year of Service under the SERP Plan the Employee received one additional deemed Year of Service under the SERP Plan. As of the date hereof, Employee has 18 Years of Service.
3. Designated Percentage. The Designated Percentage under the Comprehensive SERP Plan Section 5.1(a) is 2.4%.
4. Designated Period. The Designated Period under the Comprehensive SERP Plan Section 10.1 is three (3) years.
5. Form of Payment.
(a) Lifetime. The Participant accepts the presumed method of payment under the Comprehensive SERP Plan (during life, a single life annuity, if single, or joint and 50% spouse annuity, if married) unless one of the following forms is selected:

☐ 5 Year Certain and Life	☐ Joint and 100% Spouse Annuity
☐ 10 Year Certain and Life	☐ Joint and 75% Spouse Annuity
☐ Life Annuity

(b) Pre-Benefit Death. The Participant hereby selects that any pre-retirement death benefit to his Surviving Spouse shall be paid as follows:
☐ Single Life Annuity of Spouse
☐ Lump Sum (default)
6. Commencement of Benefit. If the Participant Terminates prior to age 65, the Participant elects that benefits shall commence:
☐ Promptly following Termination (but not earlier than age 55) (default)
☐ Age  _____  (but not earlier than age 55 or later than age 65)
7. Deferred Compensation Agreement. Employer and Employee agree that:
[Check one of the following]
☑	There is no deferred compensation agreement in effect as described in the Comprehensive SERP Plan Section 5.4(a).

☐	There is a Deferred Compensation Agreement dated in effect as described in Section 5.4(a) of the Comprehensive SERP Plan and attached. Employee hereby relinquishes all rights under such Deferred Compensation Agreement, and agrees to look solely to the terms of the Comprehensive SERP Plan with regard to any computation of a Minimum Benefit as provided in the Comprehensive SERP Plan.
8. Employment Relationship. Employee agrees that the Comprehensive SERP Plan shall not be construed to create a contract of employment between the Employer and the Employee or to otherwise confer upon the Employee or other person a legal right to continuation of employment or any rights other than those specified herein. The Comprehensive SERP Plan shall not limit or affect the right of the Employer to discharge or retire the Employee.
The Comprehensive SERP Plan does not constitute a contract on the part of the Employer to employ Employee until age 65 or to continue his employment for any given period of time, either fixed or contingent. Moreover, Employee does not by this writing agree to continue in the employment of the Employer for any specified interval of time. The employment relationship, therefore, shall continue for so long as, but only for so long as, such employment is mutually satisfactory to both parties. The Employer does not promise that Employee’s employment will be continued for such interval as to enable Employee to obtain all or any part of the benefits under this Agreement.
9. Confidentiality and Relationship. Employee agrees to refrain from divulging any information of a confidential nature including, but not restricted to, trade secrets, operating methods, the names of the Employer’s customers and suppliers and the relations of the Employer with such customers and suppliers, or other confidential information; and to refrain from using or permitting the use of such information or confidences by any interests competitive with the Employer; irrespective of whether or not Employee is then employed by the Employer, and to refrain from including, and from causing inducements to be made to, the Employer’s employees to terminate employment with the Employer or undertake employment with its competitors. The obligations herein assumed by Participant shall endure whether or not the remaining promises by either party remain to be performed or shall be only partially performed.

10. Acknowledgments. Employee acknowledges the Employer’s rights to:
(a) Amend or terminate the Comprehensive SERP Plan at any time, subject to Section 11.1 of the Comprehensive SERP Plan; and
(b) To designate the Employee as an Inactive Participant at any time, as provided in Section 3.2 of the Comprehensive SERP Plan; and
(c) To make final decisions on any claim or dispute related to the Comprehensive SERP Plan, as provided in Section 8.5 of the Comprehensive SERP Plan; and
(d) To exercise any and all other rights of the Employer under the Comprehensive SERP Plan, in the Employer’s sole discretion, without any limitation other than as expressly set forth in the Comprehensive SERP Plan.
Employee agrees that any amendment or termination of the Comprehensive SERP Plan shall automatically amend or terminate this Agreement, to the extent permitted by the Comprehensive SERP Plan.
11. Amendments. Employee agrees that this Agreement may not be amended orally, but only in a written amendment authorized by the Company’s Board of Directors and signed by the Plan Administrator.
This Participation Agreement replaces and supersedes any prior participation agreement between Employee and Employer. IN WITNESS WHEREOF, the parties have signed this Agreement.

WOLVERINE WORLD WIDE, INC.
Dated as of December 29, 2008	By:	/s/ Kenneth A. Grady
Kenneth A. Grady
Its: General Counsel and Secretary “Employer”

Dated as of December 29, 2008	By:	/s/ Blake W. Krueger
Blake W. Krueger
“Employee”

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